EXHIBIT 5.1

[LETTERHEAD OF JONES DAY]

September 21, 2006

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

Re:

1,000,000 Shares of Common Stock, $.10 Par Value,
to be Offered Through the Dividend Reinvestment and Stock Purchase Plan
of Seacoast Banking Corporation of Florida

Ladies and Gentlemen:

We are acting as counsel to Seacoast Banking Corporation of Florida, a Florida corporation (the “Company”) in connection with the issuance and sale of 1,000,000 shares of Company common stock, $.10 par value (the “Shares”), pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In rendering this opinion, we have examined such documents and records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered under the Plan against payment of cash consideration therefor in excess of the Shares’ par value and as provided in the Plan, such Shares will be validly issued, fully paid, and nonassessable.

Our opinion herein is limited to the published provisions of the Florida Business Corporation Act, and we have assumed that otherwise the laws of the State of Florida is the same as the laws of the State of Georgia.  We express no opinion with respect to any other law of the State of Florida or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Jones Day

ATI-2242239v1